Frisch's Reports First Quarter Fiscal 2015 Results

CINCINNATI, Oct. 22, 2014 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue of $62,583,320 during its fiscal 2015 first quarter ended September 23, 2014 (consisting of 16 weeks), a 2.2 percent increase over the $61,236,621 reported in the prior year's first quarter. Net Earnings increased 37.2 percent in the first quarter to $2,622,801 ($0.51 diluted earnings per share) up from $1,912,045 ($0.38 diluted earnings per share) in the comparable quarter last year. The increase in earnings was primarily due to higher restaurant operating income of $167,258 and a $1,405,176 gain from the sale of a restaurant that was closed in July 2014, offset in part by an impairment charge of $418,300 in the carrying value of property held for sale.

Same store sales were up 1.8 percent in the first quarter of fiscal 2015 while overall sales increased 2.2 percent over the first quarter of fiscal 2014 as a result of a new restaurant opening in the prior year offset in part by the closure of an existing unit in July of this year. As a percentage of sales, the margin on restaurant operating income of 10.2 percent was flat with the prior year's first quarter, as higher costs for beef were compensated by lower pension costs and lower fees on gift cards.

At the Corporate level, administrative expense increased 5.4 percent in first quarter 2015 primarily as a result of higher professional fees and higher incentive compensation expense than last year's first quarter. The effective tax rate decreased to 29.9 percent in the quarter compared to 30 percent in last year's first quarter due to changes in tax credits and deferred state taxes.

Craig F. Maier, President and Chief Executive Officer, said, "Our first quarter showed good growth in sales despite marginally lower customer counts, a trend we see extending into our second quarter as the economy in our market area continues to strengthen. Our same store drive-through sales showed especially strong results in the first quarter 2015 with an 8 percent increase versus last year. On the cost side we continue to be challenged by the continuation of historically high beef prices, but were able to maintain our margin percentage through other cost savings."

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 26 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

[See attached Financial Statements]

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
(In thousands, except per share data)

	16 weeks ended
	Sept. 23,	Sept. 17,
	2014	2013
Sales	$ 62,583	$ 61,237
Cost of sales
Food and paper	21,201	20,350
Payroll and related	21,749	21,633
Other operating costs	13,243	13,031
	56,193	55,014
Restaurant operating income	6,390	6,223
Administrative and advertising	3,970	3,767
Other (revenue)	(444)	(424)
(Gain) on sale of real property	(1,405)	(67)
Impairment of long lived assets	418	-
Operating income	3,851	2,947
Interest expense	111	215
Earnings before income tax	3,740	2,732
Income taxes	1,117	820
NET EARNINGS	$ 2,623	$ 1,912

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.51	$.38
Diluted net earnings per share	$.51	$.38
Diluted average shares outstanding	5,122	5,081
Depreciation included above	$ 3,221	$ 3,227

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands of dollars)
	September 23,	June 3,
	2014	2014
	(unaudited)
Assets
Current assets
Cash and equivalents	$ 3,386	$ 2,038
Trade and other receivables	1,527	1,900
Inventories	6,334	5,637
Other current assets	3,905	4,047
	15,152	13,622

Property and equipment	104,657	104,862

Other assets
Goodwill & other intangible assets	772	773
Real property not used in operations	6,326	6,744
Other	3,393	3,261
	10,491	10,778

	$ 130,300	$ 129,262

Liabilities and shareholders' equity
Current liabilities
Long-term debt, current maturities	$ 1,814	$ 1,996
Accounts payable	7,451	6,812
Accrued and other expenses	8,894	9,319
	18,159	18,127

Long-term obligations
Long-term debt	4,311	4,737
Other long-term obligations	12,305	12,055
	16,616	16,792

Shareholders' equity	95,525	94,343

	$ 130,300	$ 129,262

CONTACT: Mark R. Lanning, Vice President-Finance and CFO (513) 559-5200, investor.relations@frischs.com